THIRD AMENDMENT TO THE
                          MANAGEMENT AGREEMENT BETWEEN
             ACCESSOR FUNDS, INC. AND ACCESSOR CAPITAL MANAGEMENT LP
                  (formerly Bennington Capital Management L.P.)

     This THIRD AMENDMENT TO THE MANAGEMENT AGREEMENT (the "Agreement"), is entered into effective April 29, 2000, by and between ACCESSOR FUNDS, INC., a Maryland corporation ("Accessor Funds") and ACCESSOR CAPITAL MANAGEMENT LP, a Washington limited partnership, formerly Accessor Capital Management, a Washington general partnership ("Accessor Capital").

                                   BACKGROUND

     A. Accessor Funds and Accessor Capital entered into a Management Agreement on June 17, 1992 wherein Accessor Funds employed Accessor Capital to manage the investment and reinvestment of Accessor Funds' assets, to act as a discretionary money manager to certain of the Funds and to administer the Fund's business and administrative operations. Pursuant to Section 6 of the Agreement, Accessor Capital is compensated for its services on a percentage of the average daily net assets of the Funds of Accessor Funds.

     B. On February 4, 2000, the Board of Directors of Accessor Funds approved the filing of a post-effective amendment to the registration statement of Accessor Funds to open a new fund, the High Yield Bond Fund, which is expected to be effective and begin operations on April 29, 2000.

     C. Accessor Funds and Accessor Capital each wish to amend the Agreement to add the High Yield Bond Fund.

                                    AGREEMENT

     Therefore, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The first paragraph of Section 6 of the Agreement is hereby amended and shall now read as follows:

     The Manager shall receive annual fees from each Fund for providing the services and furnishing the facilities pursuant to this Agreement in the following amounts:

                                                     Management Fee (as a
                                                     percentage of average
         Fund                                        daily net assets)
         -----------------------------------------------------------------

         Growth                                             0.45%
         Value                                              0.45%
         Small to Mid Cap                                   0.60%
         International Equity                               0.55%
         Intermediate Fixed-Income                          0.36%
         Short-Intermediate Fixed-Income                    0.36%
         High Yield Bond                                    0.36%
         Mortgage Securities                                0.36%
         U.S. Government Money                              0.25%

IN WITNESS WHEREOF, the parties have entered into this Third Amendment to the Agreement as of the day and year first above set forth.

ACCESSOR FUNDS, INC.


By:/s/Ravindra A. Deo
   Ravindra A. Deo
   Vice President and Principal Financial
   and Accounting Officer
Date:

ACCESSOR CAPITAL MANAGEMENT LP
By: Accessor Management Associates, Inc.
    Its Managing General Partner

By:/s/J. Anthony Whatley III
   J. Anthony Whatley III
   President
Date: